Exhibit 99.1

Tesla Q1 2021 Vehicle Production & Deliveries

PALO ALTO, Calif., April 2, 2021 – In the first quarter, we produced just over 180,000 vehicles and delivered nearly 185,000 vehicles. We are encouraged by the strong reception of the Model Y in China and are quickly progressing to full production capacity.  The new Model S and Model X have also been exceptionally well received, with the new equipment installed and tested in Q1 and we are in the early stages of ramping production.

	Production	Deliveries	Subject to operating lease accounting
Model S/X	-	2,020	6%
Model 3/Y	180,338	182,780	7%
Total	180,338	184,800	7%

***************

Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q1 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5% or more. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Statements herein regarding the timing and future progress of our vehicle production ramp are “forward-looking statements” based on management’s current expectations and that are subject to risks and uncertainties. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.

Investor Relations Contact:

ir@tesla.com